Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (June 8, 2018) - TriLinc Global Impact Fund (“TriLinc”) announced today that it recently approved $15.3 million in term loan and trade finance transactions, bringing total financing commitments as of May 31, 2018 to $438.2 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe. The weighted average loan size of the portfolio is $8.7 million with an average duration of 1.88 years. TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  Since TriLinc commenced operations and through May 31, 2018, TriLinc has funded $951.9 million in aggregate investments to 77 borrower companies, including $82.5 million in temporary investments. TriLinc has funded over $306 million to 22 borrower companies operating in nine developing economies within Latin America, supporting 15,314 permanent employees; over $410 million to 44 borrower companies operating in or trading with 21 developing economies within Sub-Saharan Africa, supporting 17,998 permanent employees; over $144 million to 10 borrower companies operating in or trading with four developing economies within Southeast Asia, supporting 786 permanent employees; and over $7 million to one borrower company in one country within Emerging Europe, supporting four permanent employees. Of the aggregate investment amount, TriLinc has received $536.3 million in full aggregate transaction repayments (56.81% of total invested) from existing and exited trade finance, term loan, and temporary investment facilities. The transaction details are summarized below.

Between May 2, 2018 and May15, 2018, TriLinc funded two separate transactions, totaling $2,120,527 as part of an existing $10,000,000 senior secured trade finance facility with four different Nigerian soft commodity exporters that source crops at farm gate from local, smallholder farmers and then process them for export. The transactions are set to mature between November 2, 2018 and November 15, 2018 and are secured by a pledge of goods, assignment of proceeds, goods and in-transit insurance coverage, and credit insurance.

Between May 3, 2018 and May 29, 2018, TriLinc funded four separate transactions, totaling $9,890,715 as part of an existing $11,000,000 revolving senior secured trade finance facility with a mobile phone distributor based in Hong Kong, which specializes in the trading and distribution of mobile phones, cameras, music players and home appliances. The borrower was appointed to be the exclusive distributor in India of high quality, affordable mobile phones for a multinational networking and telecommunications equipment company. Priced at 10.00%, the transactions are set to mature between June 4, 2018 and June 26, 2018 and are secured by receivables, personal and corporate guarantees, a collection account, and properties in Hong Kong, with a collateral coverage ratio of ≥1.17x. India has the fastest-growing smartphone market in the world, and TriLinc’s financing will support the distribution of mobile phones throughout the country that are both high quality and affordable. In addition to expanding access to technology within India, the borrower maintains an active corporate social responsibility program in India that is focused on bringing technological education to the youth in West Bengal.

On May 18, 2018, TriLinc funded $650,000 as part of an existing $4,300,000 three year term loan facility with an existing borrower, the Grain Processor in Uganda, to purchase property to transform into arable farm land. Priced at 13.50%, the transaction is set to mature on December 31, 2020, and is secured by the acquired properties and the assigned sales proceeds, with a cash flow coverage ratio of ≥1.7x. With the purchase of this land, it is anticipated that the borrower will create local jobs, enhance grain storage capacity, recruit thousands of farmer suppliers to support its grain processing business, and increase local food supply. Through one of the company’s holdings, smallholder farmers in western and southern Uganda are provided with market, agricultural, and financial services. By improving farmers’ access to reliable and value-responsive pricing for their products, the company is encouraging farmers to use quality inputs and equipment to maximize their crop yield and productivity, therefore aiding in increasing food security in the region. The Company’s main offtakers, located across Uganda, Kenya, and Rwanda, use the maize to produce products, such as nutrient-enriched ready-to-use therapeutic food, to meet the nutritional demand of the region’s growing population.

On May 25, 2018, TriLinc funded $2,087,577 as part of an existing $8,000,000 senior secured revolving receivables trade finance facility to a global metals trader based in the United Kingdom and operating in Africa. With an interest rate of six month Libor + 6.00%, the transaction is set to mature on November 21, 2018, and is secured by a bill of exchange and sales contracts, with a collateral coverage ratio of 1.39x. TriLinc’s financing will facilitate the trade of London Metal Exchange-registered, full plate nickel briquettes, which are used extensively as inputs in infrastructure development projects worldwide.

On May 25, 2018, TriLinc funded $607,884 as part of an existing $15,000,000 senior secured 4.2-year term loan to a consumer lender in Colombia that services public sector employees and retirees within small and medium size government agencies throughout the country. Priced at 11.25%, the transaction is set to mature on August 1, 2021, and is secured by the portfolio of payroll deduction loans and all cash flow stemming from such assigned deduction loans, with a cash flow coverage ratio of 1.1x. The borrower anticipates that TriLinc’s loan will assist the borrower in originating new payroll deduction loans, which would provide middle income consumers with timely and flexible financing for voluntary private consumption.

“From financing consumer lending in Colombia to mobile phone distribution in India, TriLinc’s recent investment activity strengthens TriLinc’s economic development thesis of supporting local growth industries that seek to generate measurable social and economic benefits,” said Gloria Nelund, CEO of TriLinc. “Additionally, these latest transactions represent how TriLinc is investing across a variety of impact themes to enhance agricultural productivity, food security, access to technology, and access to financial services.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.